EXHIBIT 99.1

                 NORTH ATLANTIC ANNOUNCES CHANGES IN MANAGEMENT


NEW YORK (April 12, 2005) Thomas F. Helms, Jr., Chairman of the Board of North Atlantic Holding Company, Inc. and its subsidiary, North Atlantic Trading Company, Inc., today announced that Douglas Rosefsky, who served as the companies' Chief Financial Officer since January 2005, has been appointed Chief Executive Officer and Brian Harriss has been appointed as Chief Financial Officer. Mr. Rosefsky is a managing director of Alvarez & Marsal, a global professional services firm, and his services are provided pursuant to the companies' engagement of that firm.

Mr. Harriss, who replaces Mr. Rosefsky as Chief Financial Officer, had previously served in various senior finance, planning and business development positions at a number of market-leading consumer products and direct marketing companies, including PepsiCo., Inc., Cadbury Schweppes P.L.C., The Readers' Digest, Inc. and, most recently, Hanover Direct, Inc. Mr. Helms, who formerly served as both Chairman and Chief Executive Officer and is North Atlantic Holding Company's controlling stockholder, will continue as an executive Chairman and a full-time employee, focusing on the companies' general business strategies, strategic alliances, joint ventures, acquisitions and licensing arrangements.

Chairman Helms stated, "Doug Rosefsky has demonstrated the leadership skills it takes to make substantial financial and operational improvements. The Board of Directors and I believe that, by naming him CEO, our various constituencies, including employees, customers, suppliers and the investment community, will appreciate both the confidence we place in Doug and the authority and responsibility we have vested in him."

Helms added, "Brian Harriss, with an accomplished career in financial and planning positions with consumer products and marketing companies, we see as the right fit for our CFO position. His extensive experience in financial matters and business development will strengthen our organization's capabilities." Helms concluded, "With these two top executives in place, I will be able to concentrate on the many complex and varied issues affecting the companies' overall strategic direction. Doug and Brian, together with the leaders of our operating subsidiaries, give us a well rounded management team positioned for future success."

North Atlantic Holding Company, Inc. and North Atlantic Trading Company, Inc. are holding companies which own National Tobacco Company, L.P., North Atlantic Operating Company, Inc. (NAOC), North Atlantic Cigarette Company, Inc. (NACC) and Stoker, Inc. (Stoker). National Tobacco Company is the third largest manufacturer and marketer of loose leaf chewing tobacco in the United States, selling its products under the brand names BEECH-NUT REGULAR, BEECH-NUT Wintergreen, TROPHY, HAVANA BLOSSOM and DURANGO. NAOC is the largest importer and distributor in the United States of premium cigarette papers and related products, which are sold under the ZIG-ZAG brand name pursuant to an exclusive long-term distribution agreement with Bollore, S.A. NAOC also contracts for the manufacture of and distributes Make-Your-Own smoking tobaccos and related products under the ZIG-ZAG brand name, pursuant to its trademarks. NACC distributes cigarettes under the ZIG-ZAG brand name. Stoker manufactures and distributes loose leaf chewing tobacco under STOKER, OUR PRIDE and other brand names and Make-Your-Own cigarette tobaccos under, among others, the STOKER and OLD HILLSIDE brand names.

For further information, contact: James W. Dobbins, Senior Vice President and General Counsel, at (212) 253-8185